EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 12, 2007, accompanying the consolidated financial statements, schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of MacDermid, Incorporated on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of MacDermid, Incorporated on Form S-8 (File No. 333-137253, effective September 12, 2006, File No. 333-115971 effective May 28, 2004, File No. 333-66944 effective August 6, 2001 and File No. 333-66946 effective August 6, 2001).

/s/ GRANT THORNTON,LLP

Denver, Colorado
February 12, 2007